EXBHIBIT 99.1

Hemisphere Media Group Provides Clarification on Warrants and Shares Outstanding

MIAMI, FL – April 29, 2013 – Hemisphere Media Group, Inc. (NASDAQ: HMTV) ("Hemisphere"), today announced clarifications regarding its shareholder and warrant structures following the completion of a series of mergers in which it became the new parent company of Cine Latino, Inc. ("Cinelatino"), InterMedia Español Holdings, LLC ("WAPA") -- which includes WAPA America and WAPA TV -- and Azteca Acquisition Corporation ("Azteca") on April 4, 2013.

Hemisphere currently has 14,666,667 outstanding warrants.  These warrants were restructured in connection with the mergers such that they are exercisable for one-half of one share of common stock of Hemisphere at an exercise price of $6.00 per half-share.  These warrants are not exercisable individually for half of a single share.  A warrant holder must exercise two warrants at a total exercise price of $12.00 to receive one share of Hemisphere common stock.  The number of shares of common stock underlying the warrants is 7,333,334.  The warrants have an expiration date of April 4, 2018.

Hemisphere currently has 43,991,100 shares outstanding, 3,985,294 of which are subject to forfeiture by certain holders in the event of certain occurrences regarding our stock price.

About Hemisphere Media Group, Inc.
Hemisphere Media Group (NASDAQ: HMTV) is the only publicly-traded pure-play U.S. Spanish-language TV/cable network business serving the high-growth U.S. Hispanic population. Headquartered in Miami, Florida, Hemisphere owns and operates Cinelatino, WAPA Television and WAPA America. Cinelatino is the leading Spanish-language movie channel with more than 12 million subscribers in the U.S., Latin America and Canada, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean. WAPA Television is Puerto Rico’s leading broadcast station with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA Television produces more than 60 hours per week of top-rated news and entertainment programming. WAPA America is the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA-TV. WAPA America has more than five million U.S. subscribers.

Patrick Scanlan, 212-381-1659